Exhibit 10.13

Translation of Tripartite Agreement of Copier Distributor

Party A:	Fujifilm BI Business Development (Shanghai) Corp.

Party B (authorized distributor name):	Shanghai Zhuoheng Intelligent Office Equipment Co., Ltd.

Party C (seller of Party A's products approved by distributor):	Junzhang Digital Technology (Shanghai) Co., Ltd.

Whereas:

1.	According to the Copier Channel Distributor Agreement between Party A and Party B (hereinafter referred to as "Distribution Agreement"), Party B shall abide by the provisions of the Distribution Agreement to sell the products designated by Party A (hereinafter referred to as "Party A's Products"), including copiers, consumable materials and spare parts, as defined in the Distribution Agreement;

2.	In order to promote sales and help establish a healthy and orderly market, Party B has disclosed the relevant contents of the Distribution Agreement and Party A's incentive policies to Party C and agrees to require and supervise Party C to abide by the Distribution Agreement and Party A's incentive sales policies when selling Party A's products according to the provisions of this Agreement.

I. Tripartite Relationship

Subject to the Distribution Agreement, Party B designates Party C as its approved seller to sell Party A's products in accordance with the Distribution Agreement and the instructions and requirements issued by Party A from time to time. Party B and Party C have signed a product purchase contract for the purchase of Party A's products, and all matters related to Party A's product purchase, such as payment, shall be settled by Party B and Party C themselves according to this contract. Except as expressly provided in this Agreement, the execution of this Agreement does not create any authorization, cooperation or other implied relationship between Party A and Party C. Party C shall not act as Party A's agent or authorized distributor unless authorized in writing by Party A.

In addition to the relevant provisions of this Agreement,

1.	Party A or Party B have the right to require Party C to correct its breach of contract within the specified time, otherwise Party A or Party B have the right to terminate this Agreement and require Party C to compensate for relevant losses. The above provisions do not affect the liability compensation of Party A and Party B under the distribution agreement;

2.	Party B shall ensure that Party C abides by Party B's obligations to Party A under the Distribution Agreement against the Distribution Agreement. For this purpose, Party B may regulate Party C's specific obligations in the supplementary clauses of this Agreement;

3.	Party A is not directly responsible to Party C. If Party C fails to fulfill its obligations under this Agreement for any reason, it shall be settled through negotiation between Party B and Party C, without any involvement with Party A.

II. Sales Area and Purchase of Party A's Products

Article 1 In order to improve operating efficiency, complete sales and after-sales service better, and ensure that Party B can complete sales support for Party C to sell Party A's products, Party C promises to sell Party A's products within the sales area determined by this Agreement. The sales area of Party C in this agreement is                        .

Article 2 Unless terminated or extended in accordance with this Agreement, the term of this Agreement shall be from December 1, 2021 to June 30, 2022.

Article 3 The purchase target quantity of Party C's products from the date of signing this Agreement to June 30, 2022 is: the purchase quantity of copiers is 1,000 sets, the purchase amount of copiers is 1 million yuan, the purchase amount of consumable materials is 200,000 yuan, and the purchase amount of spare parts is 100,000 yuan. The content of this article has been stipulated in the purchase contract of Party A's products between Party B and Party C. Disputes arising from this article shall be settled through negotiation between Party B and Party C according to the contract between both parties, and shall not involve Party A.

Article 4 If Party C no longer belongs to Party B's sales area due to the adjustment of Party B's sales area, this Agreement will be automatically terminated because Party B continues to provide Party C's sales support, which will inevitably affect the service quality received by users of Party A's products. However, on the premise that Party C and Party A's new distributor in this area have established a purchase and sale relationship, the three parties may negotiate and sign a new tripartite agreement.

If this Agreement and the Purchase and Sale Agreement between Party B and Party C cannot continue to be performed due to Party A's adjustment to Party B's Distribution Agreement, Party B and Party C shall agree on the treatment measures in the Purchase and Sale Agreement between Party B and Party C by themselves, but Party A shall not bear any responsibility for this regardless of how Party B and Party C agree.

Article 5 When Party C violates the provisions of this paragraph and directly or indirectly sells or conducts other sales-related acts to customers outside the designated area, Party C shall bear the liability for breach of contract and compensation for losses to Party B.

Article 6 Without the written consent of Party A, neither Party B nor Party C shall sell Party A's products to countries or regions other than Chinese mainland.

III. Responsibilities and Obligations of Party B

Article 1 Party B shall follow the provisions of Party A's distribution agreement, supervise the sales, maintenance and market development of Party C, and ensure that Party C abides by Party A's relevant policies. If Party C violates the policies of the distribution agreement due to Party B's failure to fulfill its management and supervision obligations, Party B shall bear the liability for breach of contract to Party A in accordance with the provisions of the distribution agreement.

Article 2 Party B shall not provide Party C with counterfeit, shoddy or illegal copiers, consumable materials and spare parts of Party A's brand to ensure the legitimate economic rights and interests of Party C and users.

Article 3 Party B must coordinate the market where Party C is located, promote a healthy and good market order, and strive to provide a good sales environment for Party C to protect users' rights and interests.

Article 4 Party B shall keep necessary inventory of Party A's products to ensure timely supply to Party C.

Article 5 Party B shall, according to the relevant market conditions, carry out necessary reward and promotion activities for Party C.

Article 6 Party B shall provide after-sales service support to Party C and provide maintenance and technical training to Party C.

Article 7 Party B shall not purchase goods from any informal channels.

Article 8 Party B shall timely provide Party A with relevant sales data of Party C, including sales volume and sales volume of photocopiers, sales volume of consumable materials and sales volume of spare parts, etc.

Article 9 It shall ensure that Party C fulfills the relevant obligations undertaken by Party B to Party A in the distribution agreement.

IV. Responsibilities and Obligations of Party C

Article 1 Party C shall actively do a good job in market management, marketing organization and information feedback within the sales area.

Article 2 Party C shall make joint efforts with Party B to provide customers with good pre-sale, in-sale and after-sale services, and continuously improve customer satisfaction.

Article 3 Without the prior written authorization of Party A, Party B and Party C shall not use Party A's credit as guarantee, put forward any conditions or guarantees, or engage in other activities that cause Party A to assume responsibilities, or make Party A a party to any contract.

Article 4 Party C shall pay Party B the payment for the products ordered by Party A in full and on time.

Article 5 Party C shall sell photocopiers, consumable materials and spare parts of Party A's brand, and shall not sell any fake and shoddy products or products that do not meet the national safety standards, so as to ensure the legitimate economic rights and interests of users and the brand image of Party A.

Article 6 Party C shall provide good after-sales service to users of Party A's products. During the warranty period, regularly come to the door to maintain Party A's copier products. After the warranty period, we should provide users with pure maintenance spare parts and high-quality maintenance labor services at reasonable prices.

Article 7 Party C shall complete and accurately fill out the warranty card of the copier products sold by Party A, and return it to the relevant departments of Party A in time according to regulations, and report the sales quantity and models to the sales representative of Party A every week according to Party A's requirements.

Article 8 Party C shall strive to complete the annual sales task. If Party C fails to complete the sales task and the gap is large, Party B has the right to terminate this Agreement.

Article 9 Party A has the right to terminate this Agreement if Party C's actions cause reputation or economic losses to Party A.

Article 10 In order to ensure that users can get good after-sales service at reasonable prices when purchasing Party A's products, reduce customer complaints, safeguard the legitimate economic rights and interests of users and the brand image of Party A, in case Party C fails to sell in accordance with the Article 1 of Chapter I of this Agreement, Party B and Party A have the right to take such measures as they think appropriate, including but not limited to terminating this Agreement and charging a certain after-sales service maintenance fee. In case of other losses caused by Party A or Party B, Party C shall compensate in full.

Article 11 The relevant obligations undertaken by Party B to Party A in the distribution agreement (and the obligations stipulated by Party B in the supplementary clauses) shall be performed against each other. If Party C violates the distribution agreement policy and causes losses to Party B, Party B has the right to terminate the contract and require Party C to bear all compensation liabilities.

V. Use of Trademarks and Logos

Article 1 Trademarks and marks refer to the trademarks and marks of Party A or any of Party A's affiliates and other trademarks for which Party A and its affiliates will acquire intellectual property rights in the areas related to products in the future.

Article 2 Without prior written permission from Party A, neither Party B nor Party C shall (1) change the label or packaging of products showing trademarks and logos; (2) alter, damage or eliminate in any way any relevant trademark and logo, relevant Party A or other name attached to the product or its packaging or label.

Article 3 In the process of using trademarks and logos, Party B and Party C shall not commit any acts detrimental to the validity of trademarks and logos.

Article 4 During the term of this Agreement or at any time after the termination of this Agreement for any reason, neither Party B nor Party C shall use, use or register words, patterns or combinations of words and patterns similar to Party A's trademarks and logos when engaging in similar business with Party A without prior written consent of Party A.

Article 5 Party B and Party C shall know that this Agreement does not grant Party B and Party C any intellectual property rights of trademarks or logos.

Article 6 Party B and Party C shall immediately inform Party A of any improper or incorrect use of trademarks and logos within the scope of this Agreement.

VI. Others

Article 1 Within 30 days before the expiration of the term of this Agreement, unless Party B and Party C give written notice to Party A, this Agreement will be automatically extended until the three parties sign another tripartite agreement for the next year, but the longest extension period shall not exceed three months.

Article 2 Disputes arising from or in connection with this Agreement shall be submitted to Shanghai Pudong New Area People's Court for adjudication.

Article 3 This Agreement is made in triplicate, which will come into effect after being signed by three parties, with each party holding one copy.

Article 4 If there are any matters not covered, the parties concerned shall settle them through consultation.

Party A: Fujifilm BI Business Development (Shanghai) Corp. (seal) Authorized representatives: Date: December 1, 2021	Party B: Shanghai Zhuoheng Intelligent Office Equipment Co., Ltd. (seal) Authorized representatives: Date:

Party C: Junchang Digital Technology (Shanghai) Co., Ltd. (seal) Authorized representatives: Date: